CONFIDENTIAL

                              SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement") is effective as of the 21st day of October, 1994 ("Effective Date") by and between Paul F. Gibson ("Gibson") and SpectraScience, Inc., a Minnesota corporation (the "Company").

         WHEREAS, pursuant to a letter agreement dated July 21, 1994, Gibson agreed to perform certain financial consultant and capital placement services ("Services") for the Company;
         WHEREAS, Gibson has provided Services to the Company;

         WHEREAS, the Company has determined that it no longer requires the exclusive services of Gibson, and the parties hereto desire to amicably settle all matters concerning the performance of services to the Company;

         NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions herein, and other good and valuable consideration, the parties agree as follows:

         1. The Company will compensate Gibson for Services, upon the execution of the Agreement, by granting an opinion to Gibson for the right to purchase 50,000 shares of common stock of SpectraScience, Inc. at an exercise price of $2.50 per share. The option shall vest on the closing date of the planned permanent financing that infuses new capital into the Company.

         2. Gibson does hereby release, acquit and forever discharge the Company, its officers, directors, employers, agents, successors and assign from any and all actions, causes of action, claims, damages, costs and expenses which Gibson may now or hereafter have on account of the letter agreement between Gibson and the Company and the performance of Services for the Company by Gibson.

         3. Gibson agrees to cooperate with the Company in the defense of any claims or actions, and the resolution of any other matters, arising from his performance of Services for the Company. Moreover, he agrees that any calls or correspondence from other parties related to the Company shall be communicated or forwarded to Brian T. McMahon, President and CEO of the Company.

         4. Gibson agrees to hold this Agreement and the terms and conditions hereof in strictest confidence. Gibson may disclose this Agreement to his financial advisors, attorneys and other representatives solely for the purposes of obtaining advice about the agreements with the Company hereunder, the rights granted to Gibson hereunder, or exercising such rights, or enforcing the terms of this Agreement, or as required by law, but all such disclosures shall be made under the terms which protect the confidential nature of this Agreement. Gibson agrees that if he is required by law to disclose this Agreement or any terms and conditions hereof, such party will notify the Company, in writing, prior to making such disclosure.

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         5. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. Failure by either party to enforce any provision of this Agreement shall not constitute a waiver of such party's rights to subsequently enforce such provision or any other provision of this Agreement, unless such rights are waived in writing. No waiver by either party hereto at any time of any breach by the other party to this Agreement or of any condition or provision of this Agreement, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time. In the event of any conflict between this Agreement and any other agreement entered into by and between the Company and the other parties hereto, this Agreement shall control. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives, as of the date first stated above.

                                       SpectraScience, Inc.
                                       By: /s/ BRIAN T. MCMAHON
                                          ---------------------
                                          Brian T. McMahon
                                          President and CEO


                                       AGREED THIS 31ST DAY
                                       OF OCTOBER, 1994.

                                       By: /s/ PAUL F. GIBSON
                                          -------------------
                                          Paul F. Gibson